CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-122917 on Form N-1A of our report dated August 29, 2022 (November 1, 2022 as to Note 11), relating to the financial statements and financial highlights of Altegris Futures Evolution Strategy Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2022, and to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accountant" in the Prospectus, and "Independent Registered Public Accounting Firm" and “Policies and Procedures For Disclosure Of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

November 1, 2022